Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Form S-3 of 57th Street General Acquisition Corp. of our report, dated February 10, 2011, relating to the balance sheets of 57th Street General Acquisition Corp. as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010 and the periods from October 29, 2009 (date of inception) to December 31, 2009 and October 29, 2009 (date of inception) to December 31, 2010, and to the reference to our Firm under the caption “Experts”.
/s/ Rothstein Kass & Company, P.C.
Roseland, New Jersey
July 8, 2011